Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-225949 and 333-225949-04

Free Writing Prospectus dated November 14, 2019

$1,052,630,000 or $1,315,890,000

Ford Credit Auto Owner Trust 2019-C

Issuing Entity or Trust

Ford Credit Auto Receivables Two LLC Depositor	Ford Motor Credit Company LLC Sponsor and Servicer

The depositor has prepared a prospectus which describes the notes to be issued by the trust.  You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the trust will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Moody’s	S&P
Class A-1 notes	P-1 (sf)	A-1+ (sf)
Class A-2a notes	Aaa (sf)	AAA (sf)
Class A-2b notes	Aaa (sf)	AAA (sf)
Class A-3 notes	Aaa (sf)	AAA (sf)
Class A-4 notes	Aaa (sf)	AAA (sf)
Class B notes	Aa1 (sf)	AA+ (sf)
Class C notes	Aa3 (sf)	AA (sf)

Citigroup	Deutsche Bank Securities	HSBC

BNP PARIBAS		Scotiabank

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-831-9146 or by sending an email to prospectus@citi.com.